True Drinks Appoints Kevin Sherman as Chief Marketing Officer

IRVINE, CA-- (Marketwire – May 30, 2013) – True Drinks, Inc. (OTC BB: TRUU), a healthy beverage provider with major entertainment and media company licensing agreements for use of their characters on its proprietary, patented bottles, today announced the appointment of Kevin Sherman as Chief Marketing Officer.

Lance Leonard, Chief Executive Officer of True Drinks, commented, “Kevin has been an integral part of the product and brand development of AquaBall Naturally Flavored Water and Bazi Energy Drink, and we are fortunate to have him join the executive team as Chief Marketing Officer. Kevin brings leadership and experience to his new role, as well as the vision for the future product development of True Drinks.”

Kevin Sherman has served as the Vice President of Marketing, managing the brand development of AquaBall Naturally Flavored Water, since he joined the Company in October 2012. Prior to joining True Drinks, Mr. Sherman was the Vice President Strategy and Network Development and President of Retail for Bazi, Inc. He was instrumental in the development of Bazi’s All-Natural formula and spearheaded the concept of all-natural energy. Mr. Sherman has a number years of management and consultative experience, working as the Senior Manager of Network Development for Product Partners, LLC, which owns brands such as P90X and Insanity Workouts, as well as the COO for the management consulting firm, Educational Leadership, Los Angeles.

About True Drinks, Inc.

True Drinks provides a healthy alternative for kids to drink. Their AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in three flavors, orange, grape and fruit punch, with berry flavor, and a seasonal strawberry lemonade flavor soon to be released. Their target consumer: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.theaquaball.com and www.truedrinks.com. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

True Drinks, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@truedrinks.com

949-203-3500

Alliance Advisors, LLC

Alan Sheinwald

(914) 669-0222

asheinwald@allianceadvisors.net

Valter Pinto

(914) 669-0222 x201

valter@allianceadvisors.net